Exhibit 99.1
MERCANTILE BANCORP MAKES EQUITY INVESTMENT IN
FLORIDA DE NOVO BANK
Quincy, Illinois, June 21, 2006 – Mercantile Bancorp, Inc. (AMEX: MBR) today announced it has agreed to take a $500,000 equity position in Premier Community Bank of The Emerald Coast, a newly organized banking institution based in Crestview, Florida. Mercantile said it would acquire a 2.5 percent interest in Premier Community by purchasing 50,000 shares at a price of $10.00 per share. The investment represents less than 0.6 percent of Mercantile’s total capital.
Premier Community Bank of the Emerald Coast is a Florida-chartered bank expected to open for business during the third quarter of 2006, Mercantile reported. It is approximately equidistant from Panama City and Pensacola, in the fast growing Florida panhandle. The new bank intends to serve Okaloosa County and the surrounding area in North Florida. Plans call for Premier to open a branch in Fort Walton Beach, Florida during its first year of operation, Mercantile noted. The area’s growth is being driven by its popularity among affluent members of the baby-boomer generation who are increasingly selecting the Florida panhandle as the area to which they retire. Mercantile said Premier’s management team is very familiar with the banking environment in North Florida and has a distinguished record developing community banks in that area.
“This investment is an integral part of our strategic plan intended to generate growth and deliver value to our shareholders at rates greater than would be possible if we relied solely on organic growth in our core banking operations,” said Dan S. Dugan, Mercantile chairman, president and chief executive officer. “Strategic investments in other banking institutions are an important part of our multi-faceted strategy. We have made a series of such investments in banks we believe have opportunities for superior growth.
“The percentage of our total capital committed to these investments is small. However they provide us with opportunities beyond those available from our existing banking operations. Our investments are limited to banking institutions, a business with which we are clearly very familiar,” Dugan added.
The position in Premier Community represents the sixth investment in de novo banks Mercantile has made over the past several years. The company recently announced it anticipates generating annualized returns of approximately 15 percent and 28 percent on sales of two of its other de novo investments, both expected to close in 2006.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company recently announced the agreement to acquire Royal Palm Bancorp, Inc. (OTC: RYPL) of Naples, Florida in an all-cash transaction valued at approximately $44.4 million. Royal Palm Bancorp is the parent of The Royal Palm Bank of Florida, a full service community bank with three locations in southwest Florida including Naples, Marco Island and South Fort Myers.

In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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